Exhibit 10.1
FOUNDER’S RETIREMENT AGREEMENT
THIS FOUNDER’S RETIREMENT AGREEMENT (“Agreement”) is entered into by and between Denbury Resources Inc., a Delaware corporation (the “Company”), and Gareth Roberts (“Roberts”) effective June 30, 2009.
W I T N E S S E T H:
     WHEREAS, Roberts founded the Company in 1990 and since that time has served as its President and Chief Executive Officer; and
     WHEREAS, as part of a management succession plan for the Company approved by the Company’s Board of Directors (the “Board”) on February 5, 2009, the Company and Roberts have reached certain agreements as to the terms and conditions of Roberts’s retirement as Chief Executive Officer and President of the Company and his continued employment in the non-officer’s role of Chief Strategist of the Company;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Roberts agree as follows:
     1. Resignation as Officer and Chief Executive Officer. Roberts and the Company agree that effective June 30, 2009, he shall resign as (a) President and Chief Executive Officer of the Company and (b) an officer and director of all other Company subsidiaries (including Genesis Energy, LLC), and shall not thereafter serve the Company or its subsidiaries in an officer’s capacity, as a member of the Company’s Investment Committee, or as a director of any Company subsidiary.
     2. Retirement Consideration. In consideration of Roberts’ outstanding service in founding the Company and leading its growth over the past 19 years, the Company hereby agrees that, subject to appropriate withholding as provided in Section 2(c) below, on June 30, 2009 it will:
     (a) pay Roberts $3.650 million in cash;
     (b) as authorized by a unanimous consent of the Board effective as of June 30, 2009, issue $6.350 million principal amount of the Company’s 9 3/4% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”) under the Indenture (the “Indenture”) among the Company, certain of its subsidiaries which are guarantors thereof, and The Bank of New York Mellon Trust Company, N.A., as trustee, dated February 13, 2009, all pursuant to Section 4.08(a)(2) of the Indenture. Roberts agrees that the Senior Subordinated Notes shall not be transferable prior to July 1, 2011 without the Company’s consent, other than to members of his family or entities controlled by them for estate or other planning purposes, and in the event of any such transfer, the transferee shall agree to such transfer restriction (unless waived by the Company); and
     (c) On or immediately prior to the date on which payments and/or issuances of Senior Subordinated Notes are to be made to Roberts hereunder or, if earlier, the date on which an amount is required to be included in the income of Roberts as a result of such payments and/or issuances, Roberts shall be required to pay to the Company in cash the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding requirements and the collection of employment taxes.
     3. Equity Awards. Those equity awards held by Roberts immediately prior to June 30, 2009 shall be treated according to the terms of such awards and of the Company’s equity compensation plans under which they have been issued, including the vesting provisions thereof, and in a manner which accommodates both Roberts’ transition from a full-time employee to a part-time employee under the terms of Section 4 below, and under the terms of Section 1 above, his no longer being a member of the Company’s Investment Committee nor an officer of the Company or any of its subsidiaries.
     4. Employment as Chief Strategist. Roberts shall be employed by the Company as its Chief Strategist for the period commencing June 30, 2009 and ending December 31, 2012 (the “Employment Period”), and in lieu of and in replacement of Roberts’ current salary, during the Employment Period Roberts shall be paid a yearly salary at the rate of $250,000 per year in accordance with, and subject to, the Company’s payroll policies that apply to other employees of the Company. Roberts’ employment as the Company’s Chief Strategist shall not require him to render services to the Company on a full-time basis, but on a basis as requested from time to time by the Chairman of the Company’s Board, or by the Company’s Chief Executive Officer, at such places as may reasonably be agreed upon.
          In connection with Roberts serving as the Company’s Chief Strategist, during the Employment Period the Company will provide Roberts with an office and secretarial assistance at the Company’s headquarters in Plano, Texas. Additionally, Roberts shall be entitled to reimbursement for reasonable and necessary expenses incurred in furtherance of the Company’s business in accordance with the Company policies, and upon presentation of documentation in accordance with the expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations. Roberts shall be entitled to participate in the Company’s medical and dental insurance, life insurance, accidental death and dismemberment insurance, and disability benefits, to the extent such insurance or benefits are made available to other employees of the Company, with Roberts to bear the same proportion of the cost of such insurance or benefits as borne by the other employees of the Company. On June 30, 2009, the Company will also transfer to Roberts the title to the Jaguar which has served as Roberts’ Company-provided automobile.
          In the event of a “Change in Control” (as defined in the Company’s Severance Protection Plan) or Roberts’ death or disability (as defined in the Company’s 2004 Omnibus

Stock and Incentive Plan), in each case prior to the end of the Employment Period, Roberts (or his estate) shall be entitled to receive in a lump sum (within 30 days of such event), the salary otherwise payable to him under the provisions of this Section 4 during the remainder of the Employment Period.
     5. Continuing Service as Director. Commencing June 30, 2009, in accordance with the unanimous consent of the Board adopted effective June 30, 2009, as part of Roberts’ continuation of service as a member of the Board of the Company, Roberts will become Co-Chairman of the Board, it being agreed by the parties hereto that his compensation for serving on the Board through the end of calendar year 2012 shall be $250,000 per year, in addition to reimbursement of expenses of attending meetings of the Board or its committees. Commencing June 30, 2009, Roberts will also be entitled to participate in the Company’s Director Compensation Plan which provides for issuance of shares to directors in lieu of directors’ cash compensation.
     6. Non-Eligibility for Company Plans. Other than as set out above, after June 30, 2009, Roberts will not be eligible to receive awards under the Company’s equity compensation plans made available to employees or directors, nor will he be eligible to receive a “Severance Benefit” under the terms of the Company’s Severance Protection Plan.
     7. Non-Competition Agreement. In consideration of the agreements contained herein, to which Roberts acknowledges he is not otherwise entitled, Roberts agrees to the following covenants as reasonable and necessary for the protection of the Company’s business interests:
     (a) Definitions:
     “Competing Business” means any person or entity that competes with or would compete with or displace any of the activities of the Company in those geographic areas where the Company (i) currently has activities as of June 30, 2009 or (ii) anticipates doing future business as part of the Company’s business plan disclosed to or developed by Roberts prior to December 31, 2013, or engages in any other activities so similar in nature or purpose to those of the Company so as to compete with, or displace or attempt to compete with or displace, any of such activities of the Company. This definition is expressly understood to encompass the purchase, ownership or development of CO2 reserves, oil fields with remaining oil potentially recoverable through CO2 enhanced oil recovery operations, CO2 pipelines, or carbon capture and storage facilities in the geographic areas designated above, and the injection of CO2 into previously producing oil fields for the purpose of tertiary recovery of remaining oil reserves in such geographic areas.
     “Covered Persons” means any person employed by the Company either as an employee, consultant or advisor, as of June 30, 2009, or hired by the Company prior to December 31, 2013.

     (b) No Unfair Competition. Roberts agrees that for a period extending until December 31, 2013 or an earlier date, if any, on which there is or is deemed to be either a “change in control” as defined under the Company’s Omnibus Stock and Incentive Plan (“Non-Competition Termination Date”), Roberts will not (i) work for, supervise, assist or participate in, a Competing Business in any capacity (as owner, employee, consultant, advisor, contractor, officer, director, lender, investor, agent, or otherwise) or otherwise engage in any Competing Business, or (ii) induce or attempt to induce or solicit any Covered Person to diminish, curtail, divert, or cancel its or their business relationship with, or employment by, the Company. This Section creates a narrowly tailored restraint in order to avoid unfair competition and irreparable harm to the Company and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition in the oil and gas industry through December 31, 2013. To this end, within the constraints of the first sentence of this Section 7(b), the Company agrees that Section 7(a) will not prohibit Roberts’ work, engagement, or investment in the oil and gas industry (the “Activities”) so long as (i) the Activities do not involve Roberts or entities, persons or groups for whom Roberts works, consults or invests (x) competing with or displacing the activities of the Company in those geographic areas where the Company has Activities, or (y) using the Company’s data or non-public business plan disclosed or known to Roberts during his employment by the Company, and (ii) Roberts obtains the prior unanimous approval of the Company’s Investment Committee. If Roberts wishes to pursue the Activities prior to December 31, 2013 (or any earlier Non-Competition Termination Date), he will present to Phil Rykhoek, or his successor as Chief Executive Officer of the Company, a written description of any such proposed Activities. It is expected that any such proposal shall include, among other things, (i) the geographical area within which Roberts desires to pursue the Activities, (ii) the terms of any proposed acquisition of properties or leases, and (iii) if necessary, a complete geological review of the proposal. The Company agrees to respond in writing to Roberts’s request within 10 business days of receipt of such written description, at the address provided in Section 9 below, stating the Company’s approval (which can only be provided by the unanimous approval of its Investment Committee) or disapproval of such Activities and the specific reasons for any disapproval to the extent the Company can do so without disclosing to Roberts otherwise non-public information. The Company agrees not to unreasonably withhold consent to Roberts’s request to engage in future Activities. In the event that approval is granted to Roberts, a preferential right to purchase the property involved in such Activities will be granted to Denbury if Roberts proposes to sell, convey or transfer such approved Activities. Further, nothing herein will prohibit ownership of less than 10% of the publicly traded capital stock of an entity so long as this is not a controlling interest, or prohibit ownership of mutual fund investments.
     (c) No Personal Use of Company Oil and Gas Resources. Roberts agrees that in conjunction with his continuing employment by the Company and his continuing service on the Company’s Board, he will not utilize Company oil and gas resources, including, but not limited to, maps, seismic information, feasibility studies, personnel, computers, software, books and records, or any other corporate assets, in connection with the Activities for his own account or the account of any entity, persons or groups for whom he works or consults or in which he invests, unless the Company’s Investment Committee provides its prior express written consent.
     8. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.
     9. Notice. Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to and signed for by the party or to any officer of the party to whom the same is directed or if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to such party at the address set forth below or to such other address as shall have been furnished in writing by such party for whom the communication is intended. Any such notice shall be deemed to be given on the date so delivered.
Denbury Resources Inc.
5100 Tennyson Parkway, Suite 1200
Plano, TX 75024
Gareth Roberts
5100 Tennyson Parkway, Suite 1200
Plano, TX 75024
     10. Severability. In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.
     11. Entire Agreement. This Agreement constitutes the sole agreement between the parties and supersedes any and all other agreements, oral or written, relating to the subject matter covered by the Agreement, with the exception of (i) any indemnity agreement which may exist between the Company and Roberts, and which indemnity agreement shall remain in force independent of this Agreement, and (ii) the terms of the Company’s equity compensation plans which are not otherwise specifically addressed in this Agreement.
     12. Waiver. Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.
     13. Assignment. This Agreement is personal to Roberts and the rights and interests of Roberts hereunder may not be sold, transferred, assigned or pledged.
     14. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors (including specifically any successor to the Company by merger, reorganization or otherwise).

     15. Disputes.
     (a) If a dispute arises under this Agreement arising out of, related to or in connection with, the payment of amounts provided hereunder to be paid by the Company to Roberts, the timing of such payments or their calculation or, questions regarding the breach of the terms hereof or the issue of arbitrability (a “Dispute”), and the dispute cannot be settled through direct discussions by the parties within a reasonable amount of time, the Company and Roberts agree that such disputes shall be referred to and finally resolved by, binding arbitration in accordance with the provisions of Exhibit A hereto. The Company will pay the actual fees and expenses of the arbitrators, and the parties shall bear equally all other expenses of such arbitration, unless the arbitrators determine that a different allocation would be more equitable. The award of the arbitrators will be the exclusive remedy of the parties for such disputes.
     (b) Jurisdiction and venue of any action relating to this Agreement or Roberts’s employment by the Company (subject to the provisions of Section 15(a) hereof), shall be in the state courts of Plano, Collin County, Texas.
     IN WITNESS WHEREOF, the parties hereto affixed their signatures hereunder as of the date first above written.

DENBURY RESOURCES INC.

By: Name:	/s/ Wieland Wettstein Wieland Wettstein
Title:	Chairman of the Board of Directors

GARETH ROBERTS

/s/ Gareth Roberts

EXHIBIT A
DISPUTE RESOLUTION PROCEDURES
     1. Applicable Law/Arbitration. Venue for the arbitration provided under Section 15(b) of the Agreement shall be in Plano, Collin County, Texas. Except for the limited rights described in Paragraph 9 below, the parties waive their right to file a lawsuit in a court of law to prosecute any Dispute.
     2. Negotiation. When a Dispute has arisen and negotiations have reached an impasse, either party may give the other party written notice of the Dispute. In the event such notice is given, the parties shall attempt to resolve the Dispute promptly by negotiation. Within ten (10) days after delivery of the notice, the receiving party shall submit to the other a written response. Thereafter, the parties shall promptly attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.
     3. Confidentiality of Settlement Negotiations. All negotiations and proceedings pursuant to Paragraph 2 above are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.
     4. Commencement of Arbitration. If the Dispute has not been resolved by negotiation within fifteen (15) days of the disputing party’s notice, or if the parties have failed to confer within fifteen (15) days after delivery of the notice, either party may then initiate arbitration by providing written notice of arbitration to the other party. In order to be valid, the notice shall contain a precise and complete statement of the Dispute. Within fifteen (15) days of receipt of the notice initiating arbitration, the receiving party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding party may have.
     5. Selection of Arbitrator(s). The arbitration may be conducted and decided by a single person that is mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute if a single arbitrator can be agreed upon by the parties. If the parties cannot agree on a single arbitrator within ten (10) days of the date of the response to the notice of arbitration, then the arbitration shall be determined by a panel of three (3) arbitrators. To select the three arbitrators, each party shall, within ten (10) days of the expiration of the foregoing ten day period, select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman. In the event that the persons selected by the parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, then he/she shall be selected from the CPR (as defined below) panel using the CPR rules. Once selected, no arbitrator shall have any ex parte communications with either party.
     6. Arbitration Process. The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator(s), as set by the arbitrator(s). The arbitrator(s), shall allow the parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to fifteen (15) interrogatories, (iii) up to fifteen (15) requests for admissions, and producing for deposition and at the arbitration hearing, up to four (4) persons within each parties’ control. Any additional discovery shall only occur by agreement of the parties or as ordered by the arbitrator(s) upon a finding of good cause. The arbitration shall be conducted under the rules of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of notice of the Dispute for dispute resolution rules for non-administered arbitration of business disputes. The parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.
     7. Arbitration Decision. The arbitrator(s) shall have the power to award interim relief, and to grant specific performance. The arbitrator(s) may award interest at the Default Interest Rate. The arbitrator’s decision may be based on such factors and evidence as the arbitrator(s) deems fit. The arbitrator(s) shall be required to render a written decision to the parties no later than fifteen (15) days after the completion of the hearing.
     8. Arbitration Award. The award of a majority of the arbitrator(s) shall be final, conclusive and binding. The award rendered by the arbitrator(s) may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought.
     9. Injunctive Relief. With respect to the Dispute, controversy or claim between the parties, nothing in this Exhibit A shall prevent a party from immediately seeking injunctive relief in a court to maintain the status quo during the arbitration.